Exhibit 23.8

CONSENT OF RYDER SCOTT COMPANY, L.P.

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-4 of Whiting Petroleum Corporation and the related proxy statement/prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and proxy statement/prospectus of information contained in our report setting forth the estimates of revenues from Equity Oil Company’s oil and gas reserves as of December 31, 2003.

/s/ RYDER SCOTT COMPANY, L.P.

Denver, Colorado

March 12, 2004